Exhibit 24.2

POWER OF ATTORNEY

The undersigned, a director of Civista Bancshares, Inc., an Ohio corporation, which anticipates filing with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, pre-effective amendment no. 1 to a registration statement on Form S-3, to effect the registration of common shares, preferred shares, debt securities, warrants, depositary shares, subscription rights, share purchase contracts, share purchase units and units as a shelf registration pursuant to Rule 415 (or other applicable rules) of the Securities and Exchange Commission, with an aggregate issue price of $100,000,000.00, here constitutes and appoints Dennis G. Shaffer, James E. McGookey, and Todd A. Michel, and each of them, as attorney for the undersigned, with full power of substitution and resubstitution for and in the name, place and stead of the undersigned, to sign and file the proposed registration statement and any and all amendments, post-effective amendments, and exhibits thereto, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to such securities or such registration statement with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary to be done in the premises, hereby ratifying and approving the acts of such attorney or any such substitute or substitutes.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand as of November 21, 2018.

/s/ William F. Ritzmann	/s/ Julie A Mattlin
William F. Ritzmann, Director	Julie A Mattlin, Director